FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                  MERLIN FUNDS GROUP

Address of Principal Business Office (Number and Street, City, State, ZIP Code):

                    1200 Old Henderson Road
                      Columbus, Ohio 43220

Telephone Number (including area code): (614) 451-5806

Name and address of agent for service of process:

           Benesch, Friedlander, Coplan & Aronoff LLP
                     Andrew B. Coogle, Esq.
                      88 East Broad Street
                      Columbus, Ohio 43215

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:     X
Yes   ___ No



                           SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus and State of Ohio on the 8th day of April, 1999.

                                             MERLIN FUNDS GROUP



                                   By: /s/ Joseph M. McCloud
                                       ---------------------
                                       Joseph M. McCloud, Trustee


Attest: /s/ Michael W. Patterson
        ------------------------
        Michael W. Patterson, Secretary